Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-143069, Form S-8 No. 333-159026, Form S-8 No. 333-173925 and Form S-8 No. 333-188485) pertaining to the Amended and Restated 2007 Incentive Award Plan of Skilled Healthcare Group, Inc. of our reports dated February 20, 2015, with respect to the consolidated financial statements and schedule of Skilled Healthcare Group, Inc. and the effectiveness of internal control over financial reporting of Skilled Healthcare Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

    /s/ Ernst & Young, LLP
Irvine, California
February 20, 2015